Exhibit 23.4

Investment & Corporate Banking 111 West Monroe St. 20th Floor East Chicago, Illinois, U.S.A. 60603 (312)461•7219
March 7, 2006
Board of Directors of
Darling International Inc.
251 O’Connor Ridge Blvd.
Irving, TX 75038
Ladies and Gentlemen:
We hereby consent to the inclusion in Amendment No. 1 to the Registration Statement on Form S-4 (the “Registration Statement”) of Darling International Inc., relating to the proposed acquisition by Darling International Inc. of substantially all of the assets of National By-Products, LLC, of our opinion letter dated December 16, 2005 appearing as Annex B to the joint proxy statement/prospectus, which is a part of the Registration Statement, and to the references thereto under the captions “Summary—Harris Nesbitt Corp. Fairness Opinion Provided to the Board of Directors of Darling,” “The Acquisition—Background of the Acquisition,” “The Acquisition—Recommendation of the Board of Directors of Darling; Reasons for the Acquisition” and “The Acquisition—Opinion of Harris Nesbitt Corp.” In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations adopted by the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ Harris Nesbit Corp.

HARRIS NESBITT CORP.